EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-125241) and related Prospectus of Nabi Biopharmaceuticals for the registration of $112,400,000 principal amount of 2.875% Convertible Senior Notes due 2025 and the Common Stock issuable upon conversion thereof and to the incorporation by reference therein of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals, Nabi Biopharmaceuticals management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals, included in its Annual Report (Form 10-K) for the year ended December 25, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida

July 18, 2005